EXHIBIT 99

December 14, 2009

Ms. Kimberley J. Santopietro
Executive Secretary
Department of Public Utility Control
10 Franklin Square
New Britain, CT 06051

Re:
Docket No. 10-01-02– Administrative Proceeding to Incorporate DPUC Approved Power Supply Procurement Results into The United Illuminating Company's Standard Service and Last Resort Service Rates and Charges Effective January 1, 2010 - REVISED

Dear Ms. Santopietro,

On December 8, 2009, The United Illuminating Company (“UI” or the “Company”) filed its proposal in the above-referenced docket to enable the Department of Public Utility Control (“DPUC” or “Department”) to establish total new Standard Service and Last Resort Service Rates that will take effect on January 1, 2010.  Subsequent to that filing, the December 2009 Transmission Adjustment Clause (“TAC”) filing was finalized.  The results of that filing, which was filed in Docket No. 09-12-01 on December 14, 2009, have now been incorporated in this revised proposal.  In addition, the proposed GSC rates have been further reduced to reflect a lower working capital balance ($5 million vs. the originally proposed $9.1 million).  Finally, the amount of the 2010 estimated pension expense that is proposed to be incorporated into rates effective January 1, 2010 has been reduced ($11.4 million vs. the original amount of $12.153 million included in the December 8, 2009 filing).  These two additional adjustments were incorporated into the Company’s proposal in order to not increase Residential Rate R on January 1, 2010 as a result of this complete proposal.

The Company proposes the following for each rate component:

1.  Generation Services Charge (GSC) – On November 25, 2009, the Company filed revised exhibits in this docket incorporating the results of the Company’s power procurements for 2010, and updating its November 16, 2009 filing.  These GSC rates also incorporate (1) the adder to recover the GSC-allocated costs, which were included in the GSC per the final decision dated February 4, 2009 in Docket No. 08-07-04 (“Rate Case Decision”), and (2) the estimated adder pertaining to the Company’s “Type B” procurements.  In this revised proposal, as noted above, the proposed GSC rates have been further reduced. The adder necessary to recover the GSC-allocated costs has been reduced from 0.2477 cents per kWh to 0.0792 cents per kWh (to reflect a lower working capital balance as noted above), a reduction of 0.1685 cents per kWh for all Standard Service and Last Resort Service GSC rates from the rates that were included in the December 8, 2009 proposal.  Additionally, the Company identified an overstatement in the previously submitted base GSC rates of 0.0594 cents per kWh contained in Second Revised Exhibit 4.  Incorporating all of these changes results in the proposed GSC rates shown on Third Revised Exhibit 4, page 2 of 4.

2.  Nonbypassable Federally Mandated Congestion Charge (NBFMCC) – In its November 16, 2009 filing in this docket, the Company included proposed NBFMCC rates as determined in its response to Interrogatory EL-31 in Docket No. 09-08-01.  In that response, the Company proposed an NBFMCC rate of $0.00 per kWh, which would preserve a working capital balance of approximately $5 million.  The Department’s Draft Decision in Docket No. 09-08-01, dated December 2, 2009, determined that the appropriate NBFMCC rate to be effective as of January 1, 2010 should be based on the latest projections available for 2010.  As of the date of this filing, the projections that were filed in response to Interrogatory EL-31 in Docket No. 09-08-01 are the latest available.  However, upon further review, the Company’s proposal is to set the NBFMCC rate so that the projected December 31, 2010 NBFMCC working capital balance will be $0.  This will result in the NBFMCC rate being a credit on customers’ bills.  The proposed NBFMCC rates are shown on Exhibit 6 submitted on December 8, 2009.

3.  Systems Benefits Charge (SBC) – In Docket No. 99-03-35RE15, the Department approved a change in UI’s SBC rate effective as of January 1, 2010.  This rate change was incorporated in UI’s previous filings in this docket and is also shown in the attached Third Revised Exhibit 4.

4.  Transmission – On December 14, 2009, the Company filed its request to adjust the TAC rate in Docket No. 09-12-01, DPUC Semi-Annual Review of The Connecticut Light and Power Company and The United Illuminating Company's Transmission Adjustment Clause.  The administrative proceeding in that docket has already been scheduled for December 22, 2009.  The filed TAC rate is now incorporated into the Company’s revised proposal in this docket. The Company requests that the Department take administrative notice of the final TAC rate from Docket No. 09-12-01 and incorporate the results into total rates effective as of January 1, 2010.

5.  Competitive Transition Assessment (CTA) – Per the Department’s Decision in Docket No. 99-03-35RE15, there is no proposed change in the CTA rate.

6. Conservation and Load Management (CLM) Charge and Renewable Energy Investment (REI) Charge – There is no proposed change in the CLM or REI rates.

7. Distribution -- The proposed distribution rate effective as of January 1, 2010, factoring in all of the items listed below, is shown on the attached Third Revised Exhibit 4.

(a) Implementation of Step Increase – The Rate Case Decision in Docket No. 08-07-04 approved an increase in distribution revenue for 2010 of $19.14 million.  As stated on page 139 of that decision, “The Department has closed the proceeding and has determined all adjustments for 2010 except the pension expense”.  In order to minimize the number and frequency of rate changes that will be experienced by UI’s customers, the Company proposes to make this increase effective as of January 1, 2010 instead of February 4, 2010, with an offset (described below) to the decoupling adjustment.  The incremental distribution revenue attributable to the January 1, 2010 implementation date (34 days of incremental revenue, January 1 – February 3) is estimated to be $1.8 million.  The derivation of this incremental revenue, coupled with the additional incremental revenue from the adjustments described in sections 7(b) through 7(e) below, is shown on the attached Revised Exhibit 5.  This incremental revenue will be used to benefit customers by offsetting the accumulated charge in the decoupling adjustment (item 7(f) below).

(b)  Pension & OPEB Regulatory Asset (for 2009 Pension Expense) – In Docket No. 08-07-04, the Department established a regulatory asset of $10.232 million (see Rate Case Decision, at 57).  As stated on page 52 of the Rate Case Decision,

The Department approves the expense but in order to mitigate the impact on ratepayers’ bills, and as suggested by the Company, the Department will establish a regulatory asset for the increase in the pension and OPEB expenses as a result to the change in the year end discount rates for 2008, not reflected in approved rates for 2009 of $10.2 million, without earning a return on this deferral.

The Company proposes to incorporate this regulatory asset into distribution rates effective January 1, 2010.  While the Rate Case Decision is silent on the timing of the resolution of the regulatory asset for the 2009 pension expense, it is reasonable to assume that recovery would have been anticipated to occur during the February 4, 2010 – February 3, 2011 rate year.  Implementing the recovery beginning January 1, 2010 yields incremental revenue of approximately $1.0 million, similar to the implementation of the distribution step increase discussed above.  The Company would propose the same treatment as discussed in item No. 7(a) above

(c)  Pension & OPEB Expense - 2010 – On December 2, 2009, the Department reopened Docket No. 08-07-04 for the limited purpose of “examining UI’s pension and OPEB expenses and to consider modifications to the approved distribution rates for 2010 so that rates can begin January 1, 2010”.   In this filing, the Company is providing a calculation of the estimated 2010 pension and OPEB expense based on plan asset values and the applicable discount rate as of October 31, 2009.  Details of the assumptions used in this calculation are on Exhibit 7 which was filed on December 8, 2009.  The resulting estimated incremental 2010 pension and OPEB expense that is above the amount already included in rates is $12.153 million.

       The Company proposes that a portion of this estimated incremental pension expense be incorporated into rates on January 1, 2010.  In order to avoid an increase to Residential Rate R on January 1, 2010 as a result of this complete proposal, the Company has included $11.4 million of the 2010 estimated pension expense into rates, effective January 1, 2010.  Similarly to the 2009 pension and OPEB expense discussed in item No. 7(b) above, incremental revenue of approximately $1.2 million generated by including the 2010 pension and OPEB expense in rates as of January 1, 2010 as opposed to February 4, 2010 is proposed to be netted against the decoupling adjustment.

In January 2010, the Company will file the final 2010 pension and OPEB expense values, based on plan asset values and the applicable discount rate as of December 31, 2009, as contemplated in the Rate Case Decision.  Any difference between the final 2010 pension and OPEB expense and the portion of the estimated pension and OPEB expense which has been included in rates ($11.4 million) will be established as a regulatory asset or liability for future recovery or credit.

(d)  Reconsideration 2009 Regulatory Asset (for 2009 Reconsideration Revenues) – The June 2, 2009 decision on reconsideration in Docket No. 08-07-04 approved an increase in distribution revenue of $0.655 million for the 2009 rate year.  In accordance with pages 58, 78 and 111 of that decision, this amount has been added to the $10.232 million 2009 pension expense regulatory asset described in item 7(b) above.  Similar to the 2009 pension expense regulatory asset, recovery of the 2009 reconsideration amount is necessary to recoup the one-time revenue requirement shortfall from 2009.  Implementing the recovery beginning January 1, 2010 yields incremental revenue of approximately $0.1 million, similar to the implementation of the distribution step increase discussed above.  Again, this incremental revenue is proposed to be netted against the decoupling adjustment.

(e)  Reconsideration 2010 Revenue – The June 2, 2009 decision on reconsideration in Docket No. 08-07-04 also approved an increase in distribution revenue of $0.939 million for the 2010 rate year.  Similar to the 2010 pension expense in item 7(c) above, recovery of the full 2010 $0.939 million revenue requirement shortfall is necessary to recoup in rates the ongoing revenue requirement adjustment approved by the Department.  Implementing the recovery beginning January 1, 2010 yields incremental revenue of approximately $0.1 million, similar to the implementation of the distribution step increase discussed above.  Again, this incremental revenue is proposed to be netted against the decoupling adjustment.

(f)  Decoupling Adjustment – In Docket No. 08-07-04, the Department approved a decoupling mechanism as a two-year pilot (see Rate Case Decision, at 126).  According to the Department-approved Decoupling Rider, the Company will file the results of the decoupling mechanism within 60 days of the close of the rate year on February 3, 2010 (i.e., by April 4, 2010).  Subsequent to that filing, the appropriate charge or credit to customers will be determined. Based on the latest information available as of September 30, 2009, the decoupling mechanism has accumulated a $6.5 million charge, and the Company anticipates that the April 2010 filing will necessitate a charge to customers.  The estimated incremental revenue resulting from the proposed recoveries above in items 7(a) – (e) above to be netted against the decoupling adjustment is projected to be $4.1m (see Revised Exhibit 5).  The Company does not propose any change to the operation of the previously approved Decoupling Rider.

(g)  2010 Retail Revenue Requirement Summary – The final 2010 distribution retail revenue requirement incorporating all of the proposed adjustments above for rates effective as of January 1, 2010 is $286.5 million (see Third Revised Exhibit 4, page 4 of 4).  The table below provides a detailed reconciliation from the Rate Case Decision to the amount shown on Third Revised Exhibit 4.

Final Resulting Retail Rates

Third Revised Exhibit 4 shows the total Standard Service and Last Resort Service rates incorporating the Company’s proposal.  The total system average Standard Service retail rate will decrease from 21.8283 to 21.5934, a decrease of 0.2349 cents per kWh, or 1.08%.  Residential Rate R will remain at 23.9180 cents per kWh. In order to incorporate these changes into rates on January 1, 2010, the Company respectfully requests approval not later than December 23, 2009.

Please contact me if there are any questions with respect to this filing.

Respectfully submitted,

By _______________________
     Michael A. Coretto
     Associate Vice President – Regulatory & Legislative Affairs
  cc:    Service List